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                                                                   News Release
For more information contact:

Richard A. Gelhaus                      Centura on the World Wide Web
Chief Financial Officer                 http://www.centurasoft.com
Gupta Corporation
(415) 321-9500

Rebecca Kreps
Investor Relations
Gupta Corporation
(415) 617-4728


                GUPTA CORPORATION (CENTURA SOFTWARE CORPORATION)
                    ANNOUNCES DELAY IN FILING 1995 FORM 10-K

     MENLO PARK, CALIF., JUNE 17, 1996 -- Gupta Corporation (NASDAQ: GPTAe(1)), now doing business as Centura Software Corporation, today announced that its Annual Report on form 10-K for the year ended December 31, 1995 would not be filed by June 15, 1996, as was previously anticipated. The Company currently anticipates bringing its filings up-to-date by the time of its second quarter, 1996 reporting.

     Dick Gelhaus, Chief Financial Officer of Gupta Corporation commented, "As we have previously reported, the Company is in the process of re-auditing 1993 and 1994, in addition to 1995. The audit work for 1995 is now complete, but our filings have been delayed while we finalize analysis of certain historical contracts. However, none of this analysis affects our previously reported profitable first quarter of 1996. We realize that the amount of time that these audits have taken has caused some concern. I want to assure you that the audit has uncovered no fraudulent accounting. Software is simply an industry with complex transactions, and the audit will require some additional time."

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(1)  Gupta Corporation began trading with a trailing E on May 7, 1996, as a result of the Company's announcement on April 16, 1996 that it was delayed in reporting its 1995 fiscal year end results due to on-going audits of its 1993, 1994 and 1995 fiscal year ends.

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     Gelhaus added, "We realize the importance of timely filings to all of our constituents, and I would like to assure you that every effort is being made, both on the part of Price Waterhouse, and the Company to accomplish these filings as quickly as possible."

     Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including such factors, among others, as potential fluctuations in quarterly results, rapid technological changes, competition, dependence upon distribution channels, market acceptance of PC client/server systems, international sales and operations and volatility of stock price, and the risk factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995.

     ABOUT GUPTA CORPORATION
     (CURRENTLY DOING BUSINESS AS CENTURA SOFTWARE CORPORATION)
     Founded in 1984, Gupta Corporation is traded on the NASDAQ exchange. Gupta is a leading provider of Web and client/server development and deployment software. Worldwide, more than 100,000 developers have licensed its award-winning SQLWindows application development environment and more than a million users have deployed its SQLBase database management system. The company's customers include Automatic Data Processing (ADP), United Parcel Service, United Airlines, Citibank, Singapore Airlines, Siemens-Nixdorf, Daimler-Benz, and Ford Motor Company.

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Centura, Centura Ranger, Gupta, the Gupta logo, Gupta Powered, the Gupta Powered logo, Fast Facts, Quest, QuickObjects, SQL/API, SQLBase, SQLBase Ranger, SQLConsole, SQLGateway, SQLHost, SQLNetwork, SQLRouter and SQLTalk are trademarks of Gupta Corporation and may be registered in certain jurisdictions. SQLWindows is a registered trademark and TeamWindows, ReportWindows and EditWindows are trademarks exclusively used and licensed by Centura Software Corporation. Microsoft, Win 32, Windows, Windows NT and Visual Basic are either registered trademarks or trademarks of Microsoft Corporation in the United
States of America and/or other countries. Java is a trademark of Sun
Microsystems Inc. All other product or service names mentioned herein are trademarks or registered trademarks of their respective owners.